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Exhibit 99.1

420 Lexington Avenue, New York City, NY 10170

CONTACT
Michael W. Reid
Chief Operating Officer
-or-
Thomas E. Wirth
Chief Financial Officer
(212) 594-2700

FOR IMMEDIATE RELEASE

SL GREEN REALTY CORP. REPORTS IMPROVED
THIRD QUARTER FFO RESULTS

Release Highlights

  •
  1% FFO increase, $0.87 per share (diluted) versus $0.86 per share (diluted) for the same quarter in 2002

  •
  Sold 1370 Broadway for $58.5 million

  •
  Acquired a leasehold interest in 461 Fifth Avenue for $60.9 million

  •
  Contracted to sell 321 West 44th Street for $35.0 million

  •
  Originated $70.0 million of structured finance investments

  •
  Converted 4.6 million shares of preferred stock into 4.7 million shares of common stock

  •
  Executed a $35.0 million 5-year forward serial swap contracts at an effective coupon rate of 4.99%

Financial Results

        New York, NY, October 21, 2003—SL Green Realty Corp. (NYSE:SLG) reported a 1% increase in operating results for the three months ended September 30, 2003. During this period, funds from operations (FFO) before minority interests totaled $31.8 million, or $0.87 per share (diluted), compared to $30.3 million, or $0.86 per share (diluted), for the same quarter in 2002.

        For the nine months ended September 30, 2003, operating results improved 6% as FFO before minority interest totaled $93.6 million, or $2.59 per share (diluted), compared to $85.6 million, or $2.45 per share (diluted), for the same period in 2002. The increase is primarily attributable to the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in the first quarter of 2003.

        Net income available to common shareholders for the third quarter of 2003 totaled $19.4 million, or $0.59 per share (diluted), a 9% increase as compared to the same quarter in 2002 when net income totaled $17.0 million, or $0.54 per share (diluted). The increase in net income is primarily due to the $3.7 million ($0.10 per share) gain from the sale of 1370 Broadway, partially offset by increased depreciation expense from the first quarter 2003 acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street.

        Net income available to common shareholders for the nine months ended September 30, 2003 totaled $68.9 million, or $2.09 per share (diluted), an increase of 35% as compared to the same period in 2002 when net income totaled $47.9 million, or $1.55 per share (diluted). The increase is primarily due to $21.3 million in gains on the sales of 50 West 23rd Street and 1370 Broadway.

        The Company's third quarter weighted average diluted shares outstanding increased 1.4 million, or 4%, to 39.2 million in 2003 from 37.8 million in 2002. The increase is primarily attributable to (i) the issuance of units of limited partnership interests in the Company's operating partnership in connection with the acquisitions of 220 East 42nd Street and condominium interests in 125 Broad Street in the first quarter of 2003, (ii) employee stock grants and stock option redemptions and (iii) additional dilution from outstanding stock options.

Consolidated Results

        Total quarterly revenues increased 34% in the third quarter of 2003 to $81.3 million compared to $60.8 million in the same quarter in 2002. The $20.5 million growth in revenue resulted primarily from the following items:

  •
  $14.7 million increase from 2003 acquisitions

  •
  $6.4 million increase from the 2003 same-store portfolio

  •
  $1.4 million increase from affiliates that were previously unconsolidated entities

  •
  $2.0 million decrease in preferred and investment income

        The Company's EBITDA increased $5.3 million to $42.7 million. The following items primarily drove the EBITDA increase:

  •
  $3.1 million increase from GAAP NOI

  •
  $7.4 million increase from 2003 property acquisitions

  •
  $0.8 million increase from same-store properties

  •
  $2.8 million decrease in income from unconsolidated joint ventures

  •
  $2.4 million decrease from reduced income from discontinued operations

  •
  $2.4 million increase from discontinued operations which reduced GAAP NOI

  •
  $1.3 million increase in other income primarily due to gain on sale of other assets

  •
  $0.2 million increase from reduced MG&A expense and

  •
  $2.0 million decrease in investment and preferred income

        EBITDA margins (EBITDA divided by total revenue) before ground rent decreased to 62.7% compared to 75.1% for the same period last year. After ground rent, EBITDA margins decreased to 58.1% from 69.2% in the corresponding period. The reductions in margins were primarily due to (i) the reduction in investment income and preferred equity investment income, which decreased primarily due to lower outstanding balances, and (ii) increased operating costs.

        FFO improved $1.4 million primarily as a result of:

  •
  $5.3 million increase in EBITDA

  •
  $0.4 million increase in FFO adjustment from unconsolidated joint ventures

  •
  $0.2 million increase from reduced preferred stock dividends

  •
  $0.2 million decrease from higher amortization of finance costs

  •
  $1.7 million decrease in FFO from discontinued operations

  •
  $2.7 million decrease from higher interest expense

        The $2.7 million increase in interest expense was primarily associated with higher average debt levels associated with new investment activity ($3.8 million) and the funding of ongoing capital projects and working capital requirements ($0.1 million). These increases were partially offset by reduced loan balances due to previous disposition activity ($1.3 million) and lower interest rates ($0.1 million).

        The 2002 results have been restated to classify the operating results of 2003 sales as income from discontinued operations. The properties sold in 2003, which are included in this restatement, are 50 West 23rd Street (March 2003), 875 Bridgeport Avenue, Shelton, Connecticut (May 2003), and 1370 Broadway (July 2003).

Same-Store Results

        During the third quarter of 2003, same-store cash NOI increased $0.5 million to $26.1 million, as compared to $25.6 million over the same quarter in 2002. The increase in same-store cash NOI was driven by a $4.5 million (9%) increase in cash revenue. This increase in cash revenue was primarily due to:

  •
  $0.4 million increase from replacement rents, which were 9% higher than previously fully escalated rents, including early renewals and contractual rent steps and reduced free rent ($0.2 million)

  •
  $0.4 million increase from higher weighted average occupancy in 2003 (97.5%) compared to 2002 (96.7%)

  •
  $3.6 million increase in escalation and reimbursement revenue primarily due to real estate tax reimbursements ($2.3 million), higher operating expense escalations ($0.4 million) and increased electric reimbursements ($0.5 million)

        However, cash NOI margins before ground rent decreased year over year from 53.2% to 50.6%. The decrease in operating margins was primarily due to the $4.0 million (16%) increase in operating expenses resulted from the following:

  •
  $2.1 million (29%) increase in real estate taxes

  •
  $0.9 million (322%) increase in insurance costs

  •
  $0.4 million (21%) increase in repairs, maintenance and security expenses

  •
  $0.2 million (16%) increase in management, professional and advertising costs

  •
  $0.2 million (4%) increase in utility costs

        Approximately 90% of the quarterly electric expense was recovered through the utility clause in tenant leases and approximately 35% of the quarterly real estate tax expense was recovered through the escalation clause in tenant leases.

Leasing Activity

        For the third quarter of 2003, the Company signed 69 office leases totaling approximately 275,000 rentable square feet with starting office cash rents averaging $33.90 per square foot, a 3.2% increase over previously fully-escalated cash rents averaging $32.86 per square foot. Tenant concessions averaged 1.1 months of free rent with an allowance for tenant improvements of $16.49 per rentable square foot. This leasing activity includes early renewals for 11 office leases totaling approximately 103,000 rentable square feet. Including retail and storage, the Company's quarterly leasing activity totaled 75 signed leases for approximately 289,000 rentable square feet.

        For the nine months ended September 30, 2003, the Company signed 194 office leases totaling approximately 904,000 rentable square feet with starting office cash rents averaging $33.99 per square foot, a 5.9% increase over previously fully-escalated cash rents averaging $32.10 per square foot. Tenant concessions averaged 2.1 months of free rent with an allowance for tenant improvements of $18.64 per rentable square foot. This leasing activity includes early renewals for 24 office leases totaling approximately 157,000 rentable square feet.

Real Estate Activity

1370 Broadway
New York, New York

        On July 31, 2003 the Company sold 1370 Broadway for total consideration of $58.5 million, or $234 per square foot. This sale resulted in a gain of approximately $4.0 million. The $18.5 million taxable gain, inclusive of the deferred gain from the prior sale of 17 Battery South, was deferred into the acquisition of 461 Fifth Avenue.

461 Fifth Avenue
New York, New York

        On October 1, 2003, the Company acquired the long-term leasehold interest in 461 Fifth Avenue for $60.9 million, or $305 per square foot. The Company's initially announced purchase price of $62.3 million was subsequently reduced by $1.4 million of purchase price adjustments received at closing. The going-in unlevered cash NOI yield on investment is 7.92%. The leasehold acquisition was funded, in part, with the proceeds from the sale of 1370 Broadway. As a 1031 tax-free exchange, the transaction enabled the Company to defer gains from the sale of 1370 Broadway and from the sale of 17 Battery Place South, which gain was initially re-invested in 1370 Broadway. The balance of the acquisition was funded using the Company's unsecured line of credit.

125 Broad Street
New York, New York

        During the quarter, the Company exercised an option to acquire its portion of the underlying fee interest in 125 Broad Street for approximately $5.9 million. This transaction is scheduled to close in the third quarter of 2004.

321 West 44th Street
New York, New York

        The joint venture, comprised of the Company and Morgan Stanley Real Estate Fund III, L.P. ("MSREF") has entered into an agreement to sell 321 West 44th Street to Thor Equities LLC. The sale price is $35.0 million, or approximately $172 per square foot. 321 West 44th Street is a ten- story office building located mid-block between Eighth and Ninth Avenues on 44th Street. The Company purchased 321 West 44thin March 1998 for $17.0 million. In May 2000, the Company contributed the property into a joint venture with MSREF and retained a 35% ownership interest.

Structured Finance Activity

        During the third quarter of 2003, the Company originated $70.0 million of structured finance investments with an initial yield of 10.1%. In July 2003, the Company received proceeds from a redemption totaling $27.6 million.

        As of September 30, 2003, the par value of the Company's structured finance and preferred equity investments totaled $168.0 million. The weighted average balance outstanding for the third quarter was $128.0 million. During the third quarter 2003, the weighted average yield was 11.3% and the third quarter end run rate is 11.4%.

Financing Activity

180 Madison Mortgage Financing

        In July 2003, the Company completed a $45.0 million first mortgage refinancing of the property located at 180 Madison Avenue, owned through a joint venture with Morgan Stanley Real Estate Fund. The mortgage bears interest at a fixed rate of 4.57% per annum and matures in July 2008. The financing proceeds were used to pay off the existing $31.6 million first mortgage. The Company's share of proceeds totaled $6.0 million and was used to reduce the outstanding balance on the Company's unsecured line of credit.

Conversion of Preferred Income
Equity Redeemable Shares

        On September 30, 2003, the Company converted all 4.6 million of the outstanding shares of its 8.0% Series A Preferred Income Equity Redeemable Shares ("PIERS" (SM)). Each share of the PIERS was converted into common stock at the rate of 1.0215 resulting in a 4.7 million common share issuance. Dividends were paid on the PIERS through the conversion date. The Company did not recognize an earnings charge on the conversion because the transaction did not involve either a redemption or an induced conversion.

Forward Swap Contract

        During October 2003, the Company entered into a $35.0 million five-year forward serial swap in connection with the anticipated final December 2003 draw from the $200 million unsecured term loan. The forward swap is stepped with a one-year rate of 2.95% that will increase to 5.61% in December 2004 through the term loan maturity date in June 2008.

Other

        Today, the Company's portfolio consists of interests in 26 properties, aggregating 12.8 million square feet.

        SL Green Realty Corp. is a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns, repositions and manages a portfolio of commercial office properties in Manhattan. The Company is the only publicly traded REIT which exclusively specializes in this niche.

Conference Call

        The Company will host a conference call and audio web cast on Wednesday, October 22, 2003 at 2 PM ET to discuss the financial results. The conference call can be accessed by dialing (913) 981-5559. A replay of the call will be available through October 30, 2003 by dialing (719) 457-0820 or (888) 203-1112, pass-code 799921. The call will be simultaneously broadcast via the Internet and individuals who wish to access the conference call should go to www.slgreen.com to log onto the call or to listen to a replay following the call.

Non-GAAP Financial Measures

        During the October 22, 2003 conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages seven and nine of this release and in our third quarter supplemental data package.

* Financial Tables attached

        To receive the Company's latest news release and other corporate documents, including the third quarter supplemental data, via FAX at no cost, please contact the Investor Relations office at 212-216-1601. All releases and supplemental data can also be downloaded directly from the SL Green website at: www.slgreen.com

Forward-looking Information

        This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond the Company's control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company's filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.
STATEMENTS OF OPERATIONS-UNAUDITED
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
Rental revenue, net	$59,908	$45,199	$170,830	$134,089
SFAS 141 Revenue Adjustment	(42)	—	(97)	—
Escalations & reimbursement revenues	13,387	8,489	31,586	20,801
Signage rent	99	191	831	924
Preferred equity investment income	658	1,960	2,945	5,805
Investment income	3,201	3,871	9,280	11,420
Other income	4,113	1,093	6,976	3,267

Total revenues	81,324	60,803	222,351	176,306
Equity in net (loss) income from affiliates	—	21	(196)	244
Equity in net income from unconsolidated joint ventures	3,036	5,784	10,863	13,115
Expenses:
Operating expenses	23,534	15,594	59,532	42,031
Ground rent	3,366	3,159	9,796	9,478
Real estate taxes	11,814	7,383	32,397	20,938
Marketing, general and administrative	2,994	3,160	8,984	9,719

Total expenses	41,708	29,296	110,709	82,166

Earnings Before Interest, Depreciation and Amortization (EBITDA)	42,652	37,312	122,309	107,499
Interest	11,584	9,069	32,809	26,308
Depreciation and amortization	12,682	9,421	34,844	27,560

Net income from Continuing Operations	18,386	18,822	54,656	53,631

Income from Discontinued Operations, net of minority interests	482	1,785	3,173	4,795
Gain on sale of Discontinued Operations, net of minority interests	3,745	—	21,269	—
Minority interests	(972)	(1,171)	(3,137)	(3,252)
Preferred stock dividends and accretion	(2,224)	(2,423)	(7,087)	(7,268)

Net income available to common shareholders	$19,417	$17,013	$68,874	$47,906

Net income per share (Basic)	$0.62	$0.56	$2.22	$1.59
Net income per share (Diluted)	$0.59	$0.54	$2.09	$1.55
Funds From Operations (FFO)
FFO per share (Basic)	$0.95	$0.93	$2.81	$2.64
FFO per share (Diluted)	$0.87	$0.86	$2.59	$2.45
FFO Calculation:
Income before minority interests, preferred stock dividends and accretion and discontinued operations	$18,386	$18,822	$54,656	$53,631
Less:
Preferred stock dividend	(2,093)	(2,300)	(6,693)	(6,900)
Add:
Depreciation and amortization	12,682	9,421	34,844	27,560
FFO from Discontinued Operations	617	2,293	4,134	6,724
Joint venture FFO adjustment	3,477	3,072	10,302	7,666
Amortization of deferred financing costs and depreciation of non-real estate assets	(1,237)	(1,046)	(3,608)	(3,079)

FFO before minority interests—BASIC	31,832	30,262	93,635	85,602
Add: Preferred stock dividends	2,093	2,300	6,693	6,900

FFO before minority interests—DILUTED	$33,925	$32,562	$100,328	$92,502

Basic ownership interest
Weighted average REIT common shares	31,269	30,357	31,021	30,185
Weighted average partnership units held by minority interests	2,306	2,180	2,304	2,224

Basic weighted average shares and units outstanding	33,575	32,537	33,325	32,409

Diluted ownership interest
Weighted average REIT common share and common share equivalents	32,273	30,932	31,776	30,850
Weighted average partnership units held by minority interests	2,306	2,180	2,304	2,224
Common share equivalents for preferred stock	4,607	4,699	4,668	4,699

Diluted weighted average shares and units outstanding	39,186	37,811	38,748	37,773

SL GREEN REALTY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$167,816	$131,078
Buildings and improvements	841,716	683,165
Building leasehold and improvements	251,866	149,326
Property under capital lease	12,208	12,208

	1,273,606	975,777
Less accumulated depreciation	(147,083)	(126,669)

	1,126,523	849,108
Assets held for sale	—	41,536
Cash and cash equivalents	14,171	58,020
Restricted cash	110,639	29,082
Tenant and other receivables, net of allowance of $7,599 and $5,927 in 2003 and 2002, respectively	14,022	6,587
Related party receivables	7,068	4,868
Deferred rents receivable, net of allowance of $7,029 and $6,575 in 2003 and 2002, respectively	61,361	55,731
Investment in and advances to affiliates	—	3,979
Structured finance investments, net of discount of $85 and $205 in 2003 and 2002, respectively	167,954	145,640
Investments in unconsolidated joint ventures	205,821	214,644
Deferred costs, net	36,969	35,511
Other assets	20,619	28,464

Total assets	$1,765,147	$1,473,170

Liabilities and Stockholders' Equity
Mortgage notes payable	$532,426	$367,503
Revolving credit facilities	95,000	74,000
Unsecured term loan	165,000	100,000
Derivative instruments at fair value	5,390	10,962
Accrued interest payable	2,553	1,806
Accounts payable and accrued expenses	46,935	41,197
Deferred compensation awards	—	1,329
Deferred revenue/gain	9,267	3,096
Capitalized lease obligations	16,090	15,862
Deferred land lease payable	15,106	14,626
Dividend and distributions payable	17,914	17,436
Security deposits	21,110	20,948
Liabilities related to assets held for sale	—	21,321

Total liabilities	926,791	690,086
Commitments and contingencies
Minority interests	53,947	44,039
Minority interest in partially owned assets	525	679
8% Preferred Income Equity Redeemable Shares $0.01 par value, $25.00 mandatory liquidation preference, none and 4,600 outstanding at September 30, 2003 and December 31, 2002	—	111,721
Stockholders' Equity
Common stock, $0.01 par value 100,000 shares authorized, 35,876 and 30,422 issued and outstanding at September 30, 2003 and December 30, 2002, respectively	358	304
Additional paid—in capital	722,565	592,585
Deferred compensation plan	(9,062)	(5,562)
Accumulated other comprehensive loss	(5,382)	(10,740)
Retained earnings	75,405	50,058

Total stockholders' equity	783,884	626,645

Total liabilities and stockholders' equity	$1,765,147	$1,473,170

SL GREEN REALTY CORP.
SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2003	2002
Operating Data:
Net rentable area at end of period (in 000's)(1)	12,605	11,533
Portfolio percentage leased at end of period	95.5%	97.0%
Same-Store percentage leased at end of period	97.5%	96.9%
Number of properties in operation	25	25
Office square feet leased during quarter (rentable)	275,000	358,000
Average mark-to-market percentage-office	3%	44%
Average starting cash rent per rentable square foot-office	$33.90	$33.24

(1)
Includes wholly owned and majority and minority owned properties.

SL GREEN REALTY CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended September 30,
	2003	2002
Earnings before interest, depreciation and amortization (EBITDA):	$42,652	$37,312
Add:
Marketing, general & administrative expense	2,994	3,160
Operating income from discontinued operations	3,652	6,072
Less:
Non-building revenue	9,598	9,986

GAAP net operating income (GAAP NOI)	$39,700	$36,558
Less:
Operating income from discontinued operations	3,652	6,072
GAAP NOI from other consolidated properties	7,582	2,844

2003 Same-Store GAAP NOI	$28,466	$27,642
Less:
Free Rent	1,301	1,472
Straight-line rent	1,314	1,386
Add:
Ground lease straight-line rent expense	160	160
Credit loss	132	705

2003 Same-Store cash NOI	$26,143	$24,649

*
See page 7 for a reconciliation of FFO and EBITDA to net income.

QuickLinks

  Exhibit 99.1
SL GREEN REALTY CORP. REPORTS IMPROVED THIRD QUARTER FFO RESULTS
SL GREEN REALTY CORP. STATEMENTS OF OPERATIONS-UNAUDITED (Amounts in thousands, except share and per share data)
SL GREEN REALTY CORP. CONDENSED CONSOLIDATED BALANCE SHEETS (AMOUNTS IN THOUSANDS)
SL GREEN REALTY CORP. SELECTED OPERATING DATA-UNAUDITED
SL GREEN REALTY CORP. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES* (Amounts in thousands, except per share data)